Exhibit 99.1

Kroger Reports Third Quarter 2018 Results

Q3 GAAP EPS of $0.39, Q3 Adjusted Operating EPS of $0.48

Updates 2018 GAAP EPS Guidance to $3.80-$3.95 and
Maintains 2018 Adjusted Operating EPS Guidance of $2.00-$2.15

Q3 ID Sales Without Fuel Increased 1.6%

Restock Kroger Highlights

•                  Digital sales growth over 60%; expanded Kroger Ship to all divisions

•                  Alternative Profit Streams: Kroger Personal Finance delivers record year-to-date profit; Kroger Precision Marketing revenue up over 150% year-to-date

•                  Named site for first customer fulfillment center powered by Ocado (http://ir.kroger.com/file/Index?KeyFile=395829898)

•                  Exploratory pilot with Walgreens expands (http://ir.kroger.com/File/Index?KeyFile=395982670) to include Our Brands, Home Chef in select stores

CINCINNATI, December 6, 2018 — The Kroger Co. (NYSE: KR) today reported GAAP net earnings of $317 million, or $0.39 per diluted share, in the third quarter of 2018, which ended on November 10. Kroger’s third quarter adjusted operating net earnings were $394 million, or $0.48 per diluted share (see table 6, 2018 Third Quarter Adjustment Item). The 2018 third quarter adjustment item relates to the change in the market value of Kroger’s investment in Ocado securities. GAAP net earnings for the third quarter 2017 were $397 million, or $0.44 per diluted share. Kroger reported identical sales growth, without fuel, of 1.6% for the third quarter of 2018.

For the first three quarters of 2018, Kroger’s adjusted operating net earnings per diluted share result was slightly ahead of the company’s internal expectations due to the solid early execution of Restock Kroger, including process changes that led to sustainable cost controls and higher-

margin alternative profit streams. This performance will allow Kroger to continue making incremental Restock Kroger investments while delivering on its guidance range for the year.

Comments from Chairman and CEO Rodney McMullen

“Kroger is transforming our business model. We’re moving from a traditional grocer to a growth company with both a strong customer ecosystem that offers anything, anytime, anywhere, and asset-light, high-margin alternative partnerships and services. Restock Kroger is the blueprint for this transformation.

“We are strengthening the Kroger ecosystem by reducing costs and investing the savings in our associates, technology, and price to grow units, traffic and share. Leveraging our store, logistics and data assets in turn creates incremental new profit streams, which then further redefines the customer experience. In this way, our new growth model will be a virtuous cycle.

“We are doing all of this and remain committed to delivering on our 2020 Restock Kroger financial targets.”

Details of Third Quarter 2018 Results

Total sales decreased 0.3% to $27.67 billion in the third quarter compared to $27.75 billion for the same period last year. Excluding fuel, the convenience store business unit divestiture and the merger with Home Chef, total sales increased 1.7% in the third quarter over the same period last year.

Gross margin was 21.6% of sales for the third quarter. Excluding fuel and the LIFO charge, gross margin decreased 91 basis points from the same period last year but was higher than the 2018 second quarter. Kroger’s shrink rate continued to improve during the third quarter. The gross margin rate reflects the timing and size of price investments compared to a year ago, rising transportation costs, and the growth of the specialty pharmacy business.

Kroger recorded a LIFO charge of $12 million in the third quarter, compared to a $3 million LIFO charge in the same quarter last year.

Operating, General & Administrative costs as a rate of sales, excluding fuel and a $111 million contribution to the UFCW Consolidated Pension Plan in the third quarter of last year, decreased 20 basis points. Rent and depreciation, excluding fuel, increased by 2 basis points.

FIFO operating margin on a rolling four quarters basis decreased 47 basis points compared to the prior year, excluding fuel, the 53rd week, an $111 million contribution to the UFCW Consolidated Pension Plan in the third quarter of 2017, and the adjustment items from the respective periods.

Kroger did not adjust the rates as a percent of sales described above for the divestiture of the convenience store business and the merger with Home Chef because the effect was insignificant.

Financial Strategy

Kroger’s financial strategy is to use its free cash flow to drive growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company actively balances the use of its cash flow to achieve these goals.

Over the last four quarters, Kroger has used cash to:

•                  Invest a combined $589 million in Ocado securities and Home Chef,

•                  Contribute an incremental $185 million pre-tax to company-sponsored pension plans and $467 million pre-tax to satisfy withdrawal obligations to the Central States Pension Fund,

•                  Repurchase 91 million common shares for $2.3 billion, which includes $1.2 billion repurchased with after-tax proceeds from the sale of Kroger’s convenience store business unit under an accelerated stock repurchase plan,

•                  Pay $435 million in dividends, and

•                  Invest $3.0 billion in capital, excluding mergers, acquisitions, and purchases of leased facilities.

Kroger’s net total debt to adjusted EBITDA ratio, on a 52-week basis, is 2.72 (see table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger remains committed to bringing the leverage ratio back into the target range.

2018 Guidance

Kroger’s GAAP net earnings guidance range is now $3.80 to $3.95 per diluted share for 2018. The previous GAAP range was $3.88 to $4.03 per diluted share.

The change in GAAP guidance is due to the third quarter market value adjustment of $0.09 per diluted share for Kroger’s investment in Ocado shares and does not reflect any future changes in the market value of Ocado shares, which cannot be predicted.

On an adjusted basis, Kroger maintained its net operating earnings guidance range of $2.00 to $2.15 per diluted share for 2018.

The company today also reconfirmed its identical sales guidance, excluding fuel, for the remainder of the year. Kroger expects second half results to be similar to first half results.

The company continues to expect capital investments, excluding mergers, acquisitions, and purchases of leased facilities, to be approximately $3.0 billion in 2018.

Kroger expects its 2018 tax rate to be approximately 23%.  Excluding the 2018 adjustment items, Kroger expects its 2018 tax rate to be approximately 21%.

Third Quarter 2018 Restock Kroger Highlights

Redefine the Grocery Customer Experience

•                  Grew digital households double digits

•                  Achieved record third quarter Our Brands unit and sales growth

•                  Introduced Dip (http://ir.kroger.com/file/Index?KeyFile=395019110) apparel in 300 stores nationwide

•                  Hosted fourth Natural Foods Innovation Summit (http://ir.kroger.com/file/Index?KeyFile=395691634)

Partner for Customer Value

•                  Announced exploratory partnership (http://ir.kroger.com/file/Index?KeyFile=395212329) with Walgreens

•                  Introduced Geoffrey’s Toy Box (http://ir.kroger.com/file/Index?KeyFile=395615068) to 600 stores for the holiday season

Develop Talent

•                  Announced plans to hire 10,000 (http://ir.kroger.com/file/Index?KeyFile=395443630) for the holiday season

•                  Ratified a new labor contract that raises wages (http://ir.kroger.com/file/Index?KeyFile=395731804) in the Columbus division

Live Kroger’s Purpose

•                  Named #6 on Fortune magazine’s Change the World (http://ir.kroger.com/file/Index?KeyFile=395060718) 2018 list for Kroger’s Zero Hunger | Zero Waste (http://ir.kroger.com/file/Index?KeyFile=395060718) social impact plan

•                  Named to Dow Jones Sustainability Index for sixth consecutive year

•                  Hosted drug take-back events (http://ir.kroger.com/file/Index?KeyFile=395461865) at 200 stores across 27 states as part of the company multi-pronged commitment to addressing the opioid crisis

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human SpiritTM. We are nearly half a million associates who serve over nine million customers daily through a seamless digital shopping experience and 2,765 retail food stores under a variety of banner names (https://www.thekrogerco.com/about-kroger/our-business/grocery-retail/), serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom (https://www.thekrogerco.com/newsroom/) and investor relations site (http://ir.kroger.com/).

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in certain operating results, as a percentage of sales, excluding recent mergers due to them affecting comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “achieve,” “commitment,” “committed,” “continue,” “expect,” “expectation,” “goal,” “growth,” “guidance,” “plan,” “potential,” “predict,” “range,” “strategy,” “target,” “vision,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings, incremental FIFO operating profit, and Restock free cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertain pace of economic growth; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Kroger’s ability to achieve these goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  Kroger’s effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on December 6, 2018 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, December 6, 2018.

3rd Quarter 2018 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2018		2017		2018		2017

SALES	$27,672	100.0%	$27,749	100.0%	$93,071	100.0%	$91,631	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	21,699	78.4	21,532	77.6	72,991	78.4	71,422	78.0
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,556	16.5	4,701	16.9	15,291	16.4	15,585	17.0
RENT	200	0.7	196	0.7	680	0.7	691	0.8
DEPRECIATION AND AMORTIZATION	570	2.1	573	2.1	1,884	2.0	1,871	2.0

OPERATING PROFIT	647	2.3	747	2.7	2,225	2.4	2,062	2.3

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(142)	(0.5)	(136)	(0.5)	(479)	(1.7)	(453)	(1.6)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	(6)	(0.0)	(7)	(0.0)	(19)	(0.1)	(21)	(0.1)
MARK TO MARKET GAIN/(LOSS) ON OCADO SECURITIES	(100)	(0.4)	—	—	152	0.6	—	—
GAIN ON SALE OF BUSINESS	—	—	—	—	1,782	6.4	—	—

NET EARNINGS BEFORE INCOME TAX EXPENSE	399	1.4	604	2.2	3,661	3.9	1,588	1.7

INCOME TAX EXPENSE	91	0.3	215	0.8	834	0.9	552	0.6

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	308	1.1	389	1.4	2,827	3.0	1,036	1.1

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(9)	—	(8)	—	(24)	—	(17)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$317	1.2%	$397	1.4%	$2,851	3.1%	$1,053	1.2%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.39		$0.44		$3.46		$1.16

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	797		887		814		901

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.39		$0.44		$3.43		$1.15

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	807		893		822		910

DIVIDENDS DECLARED PER COMMON SHARE	$0.140		$0.125		$0.405		$0.370

Note:        Certain percentages may not sum due to rounding.

Note:        The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

The Company defines restock free cash flow as net cash provided by operating activities minus: payments for property and equipment, excluding lease buyouts; payments for Home Chef, net of cash acquired and excluding the earnout; and purchases of Ocado securities.  Restock free cash flow is an important measure used by management to evaluate available funding for share repurchases, dividends, other strategic investments and managing debt levels.  Management believes restock free cash flow is a useful metric to investors and analysts because it demonstrates our ability to make share repurchases and other strategic investments, pay dividends and manage debt levels.

(a)            Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)            LIFO charges of $12 and $3 were recorded in the third quarters of 2018 and 2017, respectively.  For the year to date period, LIFO charges of $39 and $46 were recorded for 2018 and 2017, respectively.

Note:        Certain prior-year amounts have been reclassified to conform to current-year presentation.  In the first quarter of 2018, the Company adopted ASU 2017-07, “Compensation — Retirement Benefits (Topic 715 ): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” and restated prior periods for the adoption.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 10,	November 4,
	2018	2017

ASSETS
Current Assets
Cash	$393	$334
Temporary cash investments	36	18
Store deposits in-transit	1,098	1,163
Receivables	1,510	1,452
Inventories	7,083	6,917
Assets held for sale	172	604
Prepaid and other current assets	461	437

Total current assets	10,753	10,925

Property, plant and equipment, net	21,515	20,966
Intangibles, net	1,201	1,113
Goodwill	3,087	3,035
Other assets	1,585	989

Total Assets	$38,141	$37,028

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$3,371	$1,729
Trade accounts payable	6,505	6,307
Accrued salaries and wages	1,070	1,074
Liabilities held for sale	57	259
Other current liabilities	3,793	3,521

Total current liabilities	14,796	12,890

Long-term debt including obligations under capital leases and financing obligations	11,647	13,118
Deferred income taxes	1,738	2,452
Pension and postretirement benefit obligations	601	522
Other long-term liabilities	1,749	1,835

Total Liabilities	30,531	30,817

Shareowners’ equity	7,610	6,211

Total Liabilities and Shareowners’ Equity	$38,141	$37,028

Total common shares outstanding at end of period	798	881
Total diluted shares year-to-date	822	910

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,827	$1,036
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,884	1,871
LIFO charge	39	46
Stock-based employee compensation	115	118
Expense for Company-sponsored pension plans	54	68
Deferred income taxes	148	267
Other	29	5
Gain on sale of business	(1,782)	—
Mark to market gain on Ocado securities	(152)	—
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	63	(268)
Receivables	(95)	45
Inventories	(601)	(466)
Prepaid and other current assets	380	426
Trade accounts payable	666	620
Accrued expenses	270	26
Income taxes receivable and payable	259	143
Contribution to Company-sponsored pension plan	(185)	(1,000)
Other	(186)	117

Net cash provided by operating activities	3,733	3,054

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,257)	(2,137)
Proceeds from sale of assets	76	120
Payments for acquisitions, net of cash acquired	(197)	(16)
Purchases of stores	(44)	—
Net proceeds from sale of business	2,169	—
Purchases of Ocado securities	(392)	—
Other	15	(2)

Net cash used by investing activities	(630)	(2,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,033	1,503
Payments on long-term debt	(258)	(769)
Net payments on commercial paper	(1,486)	(45)
Dividends paid	(324)	(333)
Proceeds from issuance of capital stock	55	31
Treasury stock purchases	(1,996)	(1,292)
Other	(45)	(84)

Net cash used by financing activities	(3,021)	(989)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	82	30

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	347	322
END OF YEAR	$429	$352

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,257)	$(2,137)
Payments for lease buyouts	—	9
Changes in construction-in-progress payables	(49)	(149)
Total capital investments, excluding lease buyouts	$(2,306)	$(2,277)

Disclosure of cash flow information:
Cash paid during the year for interest	$424	$469
Cash paid during the year for income taxes	$376	$168

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2018	2017	2018	2017

EXCLUDING FUEL	$23,323	$22,945	$77,374	$76,065

EXCLUDING FUEL	1.6%	1.3%	1.7%	0.6%

(a)         Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions.  Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.  Additionally, sales from all acquired businesses are treated as identical as if they were part of the Company in the prior year.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 10,	November 4,
	2018	2017	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$3,371	$1,729	$1,642
Long-term debt including obligations under capital leases and financing obligations	11,647	13,118	(1,471)

Total debt	15,018	14,847	171

Less: Temporary cash investments	36	18	18

Net total debt	$14,982	$14,829	$153

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter 52 week basis.

	Rolling Four Quarters Ended
	November 10,	November 4,
	2018	2017

Net earnings attributable to The Kroger Co.	$3,705	$1,559
LIFO (credit) charge	(15)	46
Depreciation and amortization	2,449	2,443
Interest expense	627	579
Income tax (benefit) expense	(123)	782
Adjustments for pension plan agreements	338	199
Adjustment for voluntary retirement offering	—	184
Adjustment for Kroger Specialty Pharmacy goodwill impairment	110	—
Adjustment for company-sponsored pension plan termination	502	—
Adjustment for mark to market gain on Ocado securities	(152)	—
Adjustment for gain on sale of convenience store business	(1,782)	—
53rd week EBITDA adjustment	(131)	—
Other	(19)	(18)

Adjusted EBITDA	$5,509	$5,774

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.72	2.57

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2018	2017	2018	2017

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$317	$397	$2,851	$1,053

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	(10)	126
ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (a)(c)	—	—	—	117
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (a)(d)	—	—	(1,360)	—
ADJUSTMENT FOR MARK TO MARKET (GAIN)/LOSS ON OCADO SECURITIES (a)(e)	77	—	(115)	—
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (a)(f)	—	—	(11)	—

2018 AND 2017 ADJUSTMENT ITEMS	77	—	(1,496)	243

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$394	$397	$1,355	$1,296

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.39	$0.44	$3.43	$1.15

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (g)	—	—	(0.01)	0.13
ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (g)	—	—	—	0.13
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (g)	—	—	(1.64)	—
ADJUSTMENT FOR MARK TO MARKET (GAIN)/LOSS ON OCADO SECURITIES (g)	0.09	—	(0.14)	—
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (g)	—	—	(0.01)	—

2018 AND 2017 ADJUSTMENT ITEMS	0.09	—	(1.80)	0.26

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.48	$0.44	$1.63	$1.41

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	807	893	822	910

(a)                  The amounts presented represent the after-tax effect of each adjustment.

(b)                  The pre-tax adjustments for pension plan agreements were ($13) in 2018 and $199 in 2017.

(c)                   The pre-tax adjustment for voluntary retirement offering was $184.

(d)                  The pre-tax adjustment for gain on sale of convenience store business was ($1,782).

(e)                   The pre-tax adjustment for mark to market (gain)/loss on Ocado securities was $100 in the third quarter of 2018 and ($152) for 2018.

(f)                    The pre-tax adjustment for depreciation related to held for sale assets was ($14).

(g)                   The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Note:   2018 Third Quarter Adjustment Item is the mark to market loss on Ocado securities.

2018 Adjustment Items include the 2018 Third Quarter Adjustment Item plus the adjustments that occurred in the first two quarters of 2018 for pension plan agreements, the gain on sale of convenience store business, the mark to market gain on Ocado securities and depreciation related to held for sale assets.

2017 Adjustment Items include adjustments for pension plan agreements and the voluntary retirement offering.